EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT
                      LIGAND PHARMACEUTICALS, INCORPORATED
                              LIST OF SUBSIDIARIES

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
Name                                            Jurisdiction of Incorporation
--------                                        -----------------------------
Glycomed Incorporated                           California
Ligand Pharmaceuticals (Canada) Incorporated    Saskatchewan, Canada
Allergan Ligand Retinoid Therapeutics, Inc.     Delaware
Ligand Pharmaceuticals International, Inc.      Delaware
Ligand JVR, Inc.                                Delaware
Seragen Incorporated                            Delaware
Marathon Biopharmaceuticals, Inc.               Delaware
Seragen Technology, Inc.                        Delaware
Seragen Biopharmaceuticals Ltd.                 Vancouver, Canada

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